Filed Pursuant to Rule 424(b)(3)
Registration No. 333-191049

STEADFAST APARTMENT REIT, INC.
SUPPLEMENT NO. 14 DATED MARCH 28, 2016
TO THE PROSPECTUS DATED APRIL 15, 2015

This document supplements, and should be read in conjunction with, our prospectus dated April 15, 2015, as supplemented by Supplement No. 13, dated January 15, 2016, relating to our offering of up to $1,100,000,000 in shares of our common stock. Terms used and not otherwise defined in this Supplement No. 14 shall have the same meanings as set forth in our prospectus. The purpose of this Supplement No. 14 is to disclose the termination of our offering.
Termination of Our Offering
On March 24, 2016, we terminated our public offering of $1,100,000,000 in shares of common stock, $1,000,000,000 of which was being offered to the public in our primary offering, and $100,000,000 of which was being offered pursuant to our distribution reinvestment plan. As of March 23, 2016, we had received and accepted investors’ subscriptions for and issued 46,327,459 shares of our common in our public offering, resulting in gross offering proceeds of $690,909,484. We continue to offer shares pursuant to our distribution reinvestment plan at a share price of $14.46, effective May 1, 2016.